AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                  REGISTRATION NO. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CHOICE HOTELS HOLDINGS, INC.
                (TO BE RENAMED CHOICE HOTELS INTERNATIONAL, INC.)
             (Exact name of registrant as specified in its charter)

             DELAWARE                                        52-1985619
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          identification No.)

      10750 COLUMBIA PIKE                                      20901
    SILVER SPRING, MARYLAND                                 (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (301) 979-5000

                        CHOICE HOTELS INTERNATIONAL, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN,
                     NON-EMPLOYEE DIRECTOR STOCK OPTION AND
                   DEFERRED COMPENSATION STOCK PURCHASE PLAN,
               1996 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN,
                          1996 LONG-TERM INCENTIVE PLAN
                           (Full titles of the Plans)

                                 James H. Rempe
                      Acting General Counsel and Secretary
                          Choice Hotels Holdings, Inc.
                               10750 Columbia Pike
                          Silver Spring, Maryland 20901
                                 (301) 979-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
     TITLE OF           AMOUNT TO BE             PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
 SECURITIES TO BE        REGISTERED         OFFERING PRICE PER SHARE *     AGGREGATE OFFERING PRICE*     REGISTRATION FEE*
    REGISTERED
-----------------------------------------------------------------------------------------------------------------------------

 Common Stock, par      3,390,000 shs                 $14.00                      $47,460,000                14,382.00
       value
  $.01 per share


* Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee based upon a bona fide estimate of the maximum market price of a share of Common Stock on the day trading commences on the New York Stock Exchange.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


 ITEM 3.           DOCUMENTS INCORPORATED BY REFERENCE.

          The Registrant's Form 10, as amended (the "Form 10"), originally filed with the Securities and Exchange Commission (the "Commission") on July 11, 1996, containing audited financial statements for the fiscal year ended May 31, 1996 and unaudited financial statements for the fiscal quarter ended August 31, 1996, is hereby incorporated by reference in this Registration Statement and the description of the Registrant's Common Stock contained in the Form 10 is incorporated by reference in the Registration Statement.


          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM   4. DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM   5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

          None.

ITEM   6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of the State of Delaware (the "DCGL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article VII of the Registrant's By-laws entitles officers, directors and controlling persons of the Registrant indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

               Article VII of the By-laws the Registrant provides:


          INDEMINFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

          Section 1. Action, Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or that, being or having been such a director, officer, employee or agent, he is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding -- whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent -- shall not, of itself, create a presumption that the person did not act in good faith and in manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

          Section 2. Action, by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense, settlement or appeal of such action or suit if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

          Section 3. Determination of Right of Indemnification. No indemnification under Section 1 or 2 of this Article VII (unless ordered by a court) shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote consisting of directors who were not parties to such action, suit or proceedings, even though less than a quorum or (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his or her conduct was unlawful.

          Section 4. Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

          Section 5. Advances of Expenses. Except as limited by Section 6 of this Article, expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or investigation or any appeal therein shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of disinterested directors, or (if there are no such directors or such directors so direct) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person did not act in good faith and in a manner that such person believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the Board of Directors or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its shareholders.

          Section 6. Right of Agent to Indemnification Upon Application; Procedure Upon Application. Any indemnification under Sections 1, 2, and 4, or advance under Section 5 of this Article, shall be made promptly, and in any event within ninety days, upon the written request of the Agent, unless with respect to applications under Sections 1, 2, or 5, a determination is reasonably and promptly be made by the Board of Directors by a majority vote of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event there are no such disinterested directors, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety days. The Agent's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

          Section 7. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this
Article is held by a court of competent jurisdiction to be unavailable to an indemnitee in whole or part, the Corporation, shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Corporation pursuant to indemnification agreements or otherwise, and in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the Agent, contribute to the payment of Agent's losses to the extent that, after other contributions are taken into account, such losses exceed: (i) in the case of a director of the Corporation or any of its subsidiaries who is not an officer of the Corporation or any of such subsidiaries, the amount of fees paid to him or her for serving as a director during the 12 months preceding the commencement of the suit, proceeding or investigation; or (ii) in the case of a director of the Corporation or any of its subsidiaries who is also an officer of the Corporation or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for such office(s) during the 12 months preceding the commencement of the suit, preceding, or investigation; or (ii) in the case of an officer of the Corporation or any of its subsidiaries, 5% of the aggregate cash compensation paid to such officer for service in such office(s) during the 12 months preceding the commencement of such suit, proceeding or investigation.

          Section 8. Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the agent who serves in such capacity at any time while these bylaws and other relevant provisions of the general corporation law and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

          Section 9. Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          Section 10. Constituent Corporations. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation of merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, or trustee of such a constituent corporation or who, being or having been such a director, officer, employee or trustee, is or was serving at the request of such constituent corporation as a director, officer, employee, trustee of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

          Section 11. Other Enterprises, Fines, and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" in
Section 1 and 7 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by Agent as director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referenced to in this Article.

          Section 12. Savings Clause. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees) judgments, fines and amounts paid in settlement with respect to any action, suit, appeal, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

ITEM   7. EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM   8. EXHIBITS.

          The following exhibits are filed as part of this Registration
Statement.


Exhibit No.                         Description

4.1    Choice Hotels International, Inc. 1996 Employee Stock Purchase Plan.

4.2 Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

4.3 Choice Hotels International, Inc. 1996 Non-Employee Director Stock Compensation Plan.

4.4    Choice Hotels International, Inc. 1996 Long-Term Incentive Plan.

5 Opinion of James H. Rempe regarding the legality of the securities being registered.

23.1   Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2   Consent of James H. Rempe (included in Exhibit 5).

24 Powers of Attorney authorizing execution of Registration Statement of Form S-8 on behalf of certain directors of Registrant.

ITEM   9. UNDERTAKINGS.

         (a)   Rule 415 Offering.

               The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Filings incorporating subsequent Exchange Act documents by reference.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Request for acceleration of effectiveness or filing of registration statement on Form S-8.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


          The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this day of October 1996.

                                CHOICE HOTELS HOLDINGS, INC.

                                By:   /s/James H. Rempe
                                      ------------------------
                                      Name:  James H. Rempe
                                      Title:  Acting General Counsel and
                                              Acting Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


*                               Chairman of the Board and      October 15, 1996
---------------------------     Director
Stewart Bainum, Jr.

*                               Senior Vice President and      October 15, 1996
---------------------------     Chief Financial
James A. MacCutcheon            Officer (Principal Financial
                                Officer)

*                               Acting General Counsel and     October 15, 1996
---------------------------     Secretary
James H. Rempe


*   By: /s/James H. Rempe
        ----------------------
           James H. Rempe
           Attorney-in-fact

                                INDEX TO EXHIBITS


Exhibit          Description

4.1              Choice Hotels International, Inc.
                 1996 Employee Stock Purchase Plan

4.2              Choice Hotels International, Inc.
                 Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan

4.3              Choice Hotels International, Inc.
                 1996 Non-Employee Director Stock Compensation Plan.

4.4              Choice Hotels International, Inc.
                 1966 Long-Term Incentive Plan

5 Opinion of James H. Rempe regarding the legality of the securities being registered.

23.1             Consent of Arthur Andersen LLP, Independent Public
                 Accountants

23.2             Consent of James H. Rempe
                 (included in Exhibit 5).

24               Powers of Attorney